UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)  May 4, 2009
LAND O’LAKES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	333-84486	41-0365145

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4001 Lexington Avenue North
Arden Hills, Minnesota	55126

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code  (651) 481-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b)).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
     Land O’Lakes, Inc., a Minnesota cooperative corporation (the “Company”) announced today that it amended its Amended and Restated Five-Year Revolving Credit Facility (the “Credit Facility”) and exercised an accordion feature that effectively increases the amount available under the Credit Facility to $400 million, an increase of $175 million. The increased capacity will provide additional liquidity for business operations and general corporate purposes.
     The amendment to the Credit Facility also increased the margin applicable to borrowings thereunder to current market levels. Borrowings will continue to bear interest at a variable rate (either LIBOR or an Alternative Base Rate), and the applicable margin will continue to be dependent upon the Company’s leverage ratio. Based on our leverage ratio at the end of March 2009, the applicable LIBOR margin would be 250 basis points, compared to 87.5 basis points prior to the effectiveness of the amendment. Spreads for the Alternative Base Rate will continue to be 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at our election.  The amendment also provides the Company with additional refinancing flexibility and reduces the leverage ratio covenant from 3.75 times to 3.25 times. The remaining terms of the Credit Facility were not materially affected by the amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LAND O’LAKES, INC.
Date: May 4, 2009	/s/ Daniel Knutson
Daniel Knutson
Senior Vice President and Chief Financial Officer